Exhibit 99.1

Full Year and Fourth Quarter 2024 Earnings Results Media Relations: Tony Fratto 212-902-5400 Investor Relations: Jehan Ilahi 212-902-0300
The Goldman Sachs Group, Inc. 200 West Street | New York, NY 10282

Full Year and Fourth Quarter 2024 Earnings Results

Goldman Sachs Reports Earnings Per Common Share of $40.54 for 2024

Fourth Quarter Earnings Per Common Share was $11.95

“We are very pleased with our strong results for the quarter and the year. I’m encouraged that we have met or exceeded almost all of the targets we set in our strategy to grow the firm five years ago, and as a result, have both grown our revenues by nearly 50% and enhanced the durability of our franchise. With an improving operating backdrop and growing CEO confidence, we are harnessing the power of One Goldman Sachs to continue to serve our clients with excellence and create further value for our shareholders.”

- David Solomon, Chairman and Chief Executive Officer

Financial Summary

Net Revenues	Net Earnings	EPS
2024 $53.51 billion 4Q24 $13.87 billion	2024 $14.28 billion 4Q24 $4.11 billion	2024 $40.54 4Q24 $11.95

ROE[1]	ROTE[1]	Book Value Per Share
2024 12.7% 4Q24 14.6%	2024 13.5% 4Q24 15.5%	2024 $336.77 2024 Growth 7.4%

NEW YORK, January 15, 2025 – The Goldman Sachs Group, Inc. (NYSE: GS) today reported net revenues of $53.51 billion and net earnings of $14.28 billion for the year ended December 31, 2024. Net revenues were $13.87 billion and net earnings were $4.11 billion for the fourth quarter of 2024.

Diluted earnings per common share (EPS) was $40.54 for the year ended December 31, 2024 compared with $22.87 for the year ended December 31, 2023, and was $11.95 for the fourth quarter of 2024 compared with $5.48 for the fourth quarter of 2023 and $8.40 for the third quarter of 2024.

Return on average common shareholders’ equity (ROE)1 was 12.7% for 2024 and annualized ROE was 14.6% for the fourth quarter of 2024. Return on average tangible common shareholders’ equity (ROTE)1 was 13.5% for 2024 and annualized ROTE was 15.5% for the fourth quarter of 2024.

Goldman Sachs Reports

Full Year and Fourth Quarter 2024 Earnings Results

Annual Highlights

◾

During the year, the firm supported clients and continued to execute on strategic priorities, which contributed to net revenues of $53.51 billion, net earnings of $14.28 billion and diluted EPS of $40.54, the second highest results for each.

◾

Global Banking & Markets generated net revenues of $34.94 billion, driven by record net revenues in Equities and strong performances in Investment banking fees and Fixed Income, Currency and Commodities (FICC). These results included record net revenues in each of Equities financing and FICC financing.

◾	The firm ranked #1 in worldwide announced and completed mergers and acquisitions for the year.[2]

◾	Asset & Wealth Management generated net revenues of $16.14 billion, including record Management and other fees and record Private banking and lending net revenues.

◾	Assets under supervision[3] increased 12% during the year to a record $3.14 trillion.

◾	Book value per common share increased by 7.4% during the year to $336.77.

Net Revenues

Full Year
Net revenues were $53.51 billion for 2024, 16% higher compared with 2023, primarily reflecting higher net revenues in Global Banking & Markets and Asset & Wealth Management.	2024 Net Revenues
$53.51 billion
Fourth Quarter

Net revenues were $13.87 billion for the fourth quarter of 2024, 23% higher than the fourth quarter of 2023 and 9% higher than the third quarter of 2024. The increase compared with the fourth quarter of 2023 reflected higher net revenues across all segments, with significant growth in Global Banking & Markets.

4Q24 Net Revenues
$13.87 billion

Goldman Sachs Reports

Full Year and Fourth Quarter 2024 Earnings Results

Global Banking & Markets

Full Year

Net revenues in Global Banking & Markets were $34.94 billion for 2024, 16% higher than 2023.

Investment banking fees were $7.73 billion, 24% higher than 2023, primarily reflecting significantly higher net revenues in Debt underwriting, primarily driven by leveraged finance activity, and in Equity underwriting, primarily driven by secondary and initial public offerings. In addition, net revenues in Advisory were higher, reflecting an increase in completed mergers and acquisitions transactions. The firm’s Investment banking fees backlog[3] increased compared with the end of 2023.

Net revenues in FICC were $13.20 billion, 9% higher than 2023, primarily reflecting significantly higher net revenues in FICC financing, primarily driven by mortgages and structured lending. Net revenues in FICC intermediation were slightly higher, driven by significantly higher net revenues in currencies, mortgages and credit products, largely offset by lower net revenues in interest rate products and significantly lower net revenues in commodities.

Net revenues in Equities were $13.43 billion, 16% higher than 2023, reflecting significantly higher net revenues in Equities intermediation, primarily driven by derivatives, and higher net revenues in Equities financing, driven by prime financing.

Net revenues in Other were $576 million compared with $171 million for 2023, primarily reflecting significantly lower net losses on hedges.

2024 Global Banking & Markets
$34.94 billion
	Advisory	$ 3.53 billion
	Equity underwriting	$ 1.68 billion
	Debt underwriting	$ 2.52 billion
	Investment banking fees	$ 7.73 billion
	FICC intermediation	$ 9.56 billion
	FICC financing	$ 3.64 billion
	FICC	$13.20 billion
	Equities intermediation	$ 7.94 billion
	Equities financing	$ 5.49 billion
	Equities	$13.43 billion
	Other	$ 576 million

Fourth Quarter

Net revenues in Global Banking & Markets were $8.48 billion for the fourth quarter of 2024, 33% higher than the fourth quarter of 2023 and essentially unchanged compared with the third quarter of 2024.

Investment banking fees were $2.05 billion, 24% higher than the fourth quarter of 2023, reflecting significantly higher net revenues in Equity underwriting, primarily driven by secondary and initial public offerings and private placements, and in Debt underwriting, primarily driven by leveraged finance activity. Net revenues in Advisory were slightly lower. The firm’s Investment banking fees backlog[3] increased compared with the end of the third quarter of 2024.

Net revenues in FICC were $2.74 billion, 35% higher than the fourth quarter of 2023, primarily reflecting significantly higher net revenues in FICC intermediation, driven by significantly higher net revenues in currencies and mortgages and  higher net revenues in credit products, partially offset by lower net revenues in commodities. Net revenues in interest rate products were essentially unchanged. Net revenues in FICC financing were also significantly higher, primarily driven by mortgages and structured lending.

Net revenues in Equities were $3.45 billion, 32% higher than the fourth quarter of 2023, due to significantly higher net revenues in Equities intermediation, primarily driven by cash products, and in Equities financing, driven by significantly higher net revenues in prime financing and portfolio financing.

Net revenues in Other were $235 million compared with $61 million for the fourth quarter of 2023, reflecting significantly lower net losses on hedges.

4Q24 Global Banking & Markets
$8.48 billion
	Advisory	$ 960 million
	Equity underwriting	$ 499 million
	Debt underwriting	$ 595 million
	Investment banking fees	$ 2.05 billion
	FICC intermediation	$ 1.75 billion
	FICC financing	$ 989 million
	FICC	$ 2.74 billion
	Equities intermediation	$ 1.95 billion
	Equities financing	$ 1.50 billion
	Equities	$ 3.45 billion
	Other	$ 235 million

Goldman Sachs Reports

Full Year and Fourth Quarter 2024 Earnings Results

Asset & Wealth Management

Full Year

Net revenues in Asset & Wealth Management were $16.14 billion for 2024, 16% higher than 2023, primarily reflecting significantly higher net revenues in Equity investments and higher Management and other fees. In addition, net revenues in Private banking and lending and Incentive fees were higher, while net revenues in Debt investments were lower.

The increase in Equity investments net revenues primarily reflected significantly higher net gains from investments in private equities (largely reflecting the impact of net losses in real estate investments in the prior year). The increase in Management and other fees primarily reflected the impact of higher average assets under supervision. The increase in Private banking and lending net revenues primarily reflected the impact of the sale of the Marcus loan portfolio in 2023 (including net revenues of approximately $(370) million related to the sale of substantially all of the portfolio) and the impact of higher direct-to-consumer deposit balances. The increase in Incentive fees was driven by harvesting. The decrease in Debt investments net revenues reflected lower net interest income due to a reduction in the debt investments balance sheet, partially offset by net gains in the current year compared with net losses (particularly in real estate investments) in the prior year.

2024 Asset & Wealth Management
$16.14 billion
	Management and other fees	$10.43 billion
	Incentive fees	$ 393 million
	Private banking and lending	$ 2.88 billion
	Equity investments	$ 1.36 billion
	Debt investments	$ 1.08 billion

Fourth Quarter

Net revenues in Asset & Wealth Management were $4.72 billion for the fourth quarter of 2024, 8% higher than the fourth quarter of 2023 and 26% higher than the third quarter of 2024. The increase compared with the fourth quarter of 2023 primarily reflected higher Management and other fees, significantly higher Incentive fees and higher net revenues in Private banking and lending, partially offset by significantly lower net revenues in Debt investments and lower net revenues in Equity investments.

The increase in Management and other fees primarily reflected the impact of higher average assets under supervision. The increase in Incentive fees was driven by harvesting. The increase in Private banking and lending net revenues primarily reflected the impact of higher deposit balances. The decrease in Debt investments net revenues reflected lower net interest income due to a reduction in the debt investments balance sheet. The decrease in Equity investments net revenues primarily reflected the impact of the net gain related to the sale of Personal Financial Management in the prior year period, partially offset by significantly higher mark-to-market net gains from investments in public equities.

4Q24 Asset & Wealth Management

$4.72 billion
	Management and other fees	$ 2.82 billion
	Incentive fees	$ 174 million
	Private banking and lending	$ 736 million
	Equity investments	$ 729 million
	Debt investments	$ 264 million

Goldman Sachs Reports

Full Year and Fourth Quarter 2024 Earnings Results

Platform Solutions

Full Year

Net revenues in Platform Solutions were $2.43 billion for 2024, 2% higher than 2023, reflecting slightly higher net revenues in Consumer platforms.

The increase in Consumer platforms net revenues  reflected higher average credit card balances and higher average deposit balances, largely offset by the impact of the planned transition of the General Motors (GM) credit card program to another issuer. Transaction banking and other net revenues were lower, primarily reflecting lower net revenues related to the seller financing loan portfolio.

2024 Platform Solutions
$2.43 billion
	Consumer platforms	$ 2.15 billion
	Transaction banking and other	$280 million

Fourth Quarter

Net revenues in Platform Solutions were $669 million for the fourth quarter of 2024, 16% higher than the fourth quarter of 2023 and 71% higher than the third quarter of 2024. The increase compared with the fourth quarter of 2023 reflected higher net revenues in Consumer platforms.

The increase in Consumer platforms net revenues primarily reflected the mark-downs related to the GreenSky held for sale loan portfolio in the prior year period. Transaction banking and other net revenues were essentially unchanged.

4Q24 Platform Solutions
$669 million
	Consumer platforms	$ 597 million
	Transaction banking and other	$72 million

Provision for Credit Losses

Full Year

Provision for credit losses was $1.35 billion for 2024, compared with $1.03 billion for 2023. Provisions for 2024 reflected net provisions related to the credit card portfolio (primarily driven by net charge-offs). Provisions for 2023 reflected net provisions related to both the credit card portfolio (primarily driven by net charge-offs) and wholesale loans (primarily driven by impairments), partially offset by reserve reductions of $637 million related to the transfer of the GreenSky loan portfolio to held for sale and $442 million related to the sale of substantially all of the Marcus loan portfolio.

2024 Provision for Credit Losses
$1.35 billion

Fourth Quarter

Provision for credit losses was $351 million for the fourth quarter of 2024, compared with $577 million for the fourth quarter of 2023 and $397 million for the third quarter of 2024. Provisions for the fourth quarter of 2024 reflected net provisions related to the credit card portfolio (primarily driven by net charge-offs). Provisions for the fourth quarter of 2023 reflected net provisions related to both the credit card portfolio (primarily driven by net charge-offs and portfolio growth, partially offset by a reserve reduction of $160 million related to the transfer of the GM credit card portfolio to held for sale) and wholesale loans (driven by impairments).

4Q24 Provision for Credit Losses
$351 million

Goldman Sachs Reports

Full Year and Fourth Quarter 2024 Earnings Results

Operating Expenses

Full Year

Operating expenses were $33.77 billion for 2024, 2% lower than 2023. The firm’s efficiency ratio[3] was 63.1% for 2024, compared with 74.6% for 2023.

Operating expenses, compared with 2023, reflected decreases driven by significantly lower expenses, including impairments, related to commercial real estate in consolidated investment entities (CIEs) (largely in depreciation and amortization) and other significant expenses recognized in the prior year, including the write-down of intangibles related to GreenSky and an impairment of goodwill related to Consumer platforms (both in depreciation and amortization), and the FDIC special assessment fee (in other expenses). These decreases were partially offset by higher compensation and benefits expenses (reflecting improved operating performance) and higher transaction based expenses.

Net provisions for litigation and regulatory proceedings were $166 million for 2024 compared with $115 million for 2023.

Headcount increased 3% during 2024.

2024 Operating Expenses
$33.77 billion

2024 Efficiency Ratio
63.1%

Fourth Quarter

Operating expenses were $8.26 billion for the fourth quarter of 2024, 3% lower than the fourth quarter of 2023 and essentially unchanged compared with the third quarter of 2024.

The decrease in operating expenses compared with the fourth quarter of 2023 primarily reflected the FDIC special assessment fee (in other expenses) in the prior year period and significantly lower expenses, including impairments, related to commercial real estate in CIEs (largely in depreciation and amortization), partially offset by higher transaction based expenses.

Net provisions for litigation and regulatory proceedings were $(2) million for the fourth quarter of 2024 compared with $9 million for the fourth quarter of 2023.

4Q24 Operating Expenses
$8.26 billion

Provision for Taxes

The effective income tax rate for 2024 was 22.4%, down from 22.6% for the first nine months of 2024, primarily due to changes in the geographic mix of earnings. The 2024 effective income tax rate increased from 20.7% for 2023, primarily due to a decrease in the impact of permanent tax benefits for 2024 compared with 2023, partially offset by changes in the geographic mix of earnings.

2024 Effective Tax Rate
22.4%

Goldman Sachs Reports

Full Year and Fourth Quarter 2024 Earnings Results

Other Matters

◾ On January 14, 2025, the Board of Directors of The Goldman Sachs Group, Inc. declared a dividend of $3.00 per common share to be paid on March 28, 2025 to common shareholders of record on February 28, 2025.

◾ During the year, the firm returned $11.80 billion of capital to common shareholders, including $8.00 billion of common share repurchases (17.5 million shares at an average cost of $457.82) and $3.80 billion of common stock dividends. This included $2.97 billion of capital returned to common shareholders during the fourth quarter, including $2.00 billion of common share repurchases (3.5 million shares at an average cost of $566.27) and $965 million of common stock dividends.[3]

◾ Global core liquid assets[3] averaged $429 billion for 2024, compared with an average of $407 billion for 2023. Global core liquid assets averaged $422 billion for the fourth quarter of 2024, compared with an average of $447 billion for the third quarter of 2024.

Declared Quarterly Dividend Per Common Share
$3.00

2024 Capital Returned
$11.80 billion

2024 Average GCLA
$429 billion

Goldman Sachs Reports

Full Year and Fourth Quarter 2024 Earnings Results

The Goldman Sachs Group, Inc. is a leading global financial institution that delivers a broad range of financial services to a large and diversified client base that includes corporations, financial institutions, governments and individuals. Founded in 1869, the firm is headquartered in New York and maintains offices in all major financial centers around the world.

Cautionary Note Regarding Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements are not historical facts or statements of current conditions, but instead represent only the firm’s beliefs regarding future events, many of which, by their nature, are inherently uncertain and outside of the firm’s control. It is possible that the firm’s actual results, financial condition and liquidity may differ, possibly materially, from the anticipated results, financial condition and liquidity in these forward-looking statements. For information about some of the risks and important factors that could affect the firm’s future results, financial condition and liquidity, see “Risk Factors” in Part I, Item 1A of the firm’s Annual Report on Form 10-K for the year ended December 31, 2023.

Information regarding the firm’s assets under supervision, capital ratios, risk-weighted assets, supplementary leverage ratio, balance sheet data, global core liquid assets and VaR consists of preliminary estimates. These estimates are forward-looking statements and are subject to change, possibly materially, as the firm completes its financial statements.

Statements about the firm’s Investment banking fees backlog and future results also may constitute forward-looking statements. Such statements are subject to the risk that transactions may be modified or may not be completed at all, and related net revenues may not be realized or may be materially less than expected. Important factors that could have such a result include, for underwriting transactions, a decline or weakness in general economic conditions, an outbreak or worsening of hostilities, including those in Ukraine and the Middle East, volatility in the securities markets or an adverse development with respect to the issuer of the securities and, for financial advisory transactions, a decline in the securities markets, an inability to obtain adequate financing, an adverse development with respect to a party to the transaction or a failure to obtain a required regulatory approval. For information about other important factors that could adversely affect the firm’s Investment banking fees, see “Risk Factors” in Part I, Item 1A of the firm’s Annual Report on Form 10-K for the year ended December 31, 2023.

Conference Call

A conference call to discuss the firm’s financial results, outlook and related matters will be held at 9:30 am (ET). The call will be open to the public. Members of the public who would like to listen to the conference call should dial 1-800-289-0459 (in the U.S.) or 1-323-794-2095 (outside the U.S.) passcode number 7042022. The number should be dialed at least 10 minutes prior to the start of the conference call. The conference call will also be accessible as an audio webcast through the Investor Relations section of the firm’s website, www.goldmansachs.com/investor-relations. There is no charge to access the call. For those unable to listen to the live broadcast, a replay will be available on the firm’s website beginning approximately three hours after the event. Please direct any questions regarding obtaining access to the conference call to Goldman Sachs Investor Relations, via e-mail, at gs-investor-relations@gs.com.

Goldman Sachs Reports

Full Year and Fourth Quarter 2024 Earnings Results

The Goldman Sachs Group, Inc. and Subsidiaries

Segment Net Revenues (unaudited)

$ in millions

	YEAR ENDED		% CHANGE FROM

	DECEMBER 31, 2024	DECEMBER 31, 2023	DECEMBER 31, 2023
GLOBAL BANKING & MARKETS
Advisory	$ 3,534	$ 3,299	7%
Equity underwriting	1,677	1,153	45

Debt underwriting	2,521	1,764	43
Investment banking fees	7,732	6,216	24

FICC intermediation	9,564	9,318	3
FICC financing	3,640	2,742	33
FICC	13,204	12,060	9

Equities intermediation	7,937	6,489	22
Equities financing	5,494	5,060	9
Equities	13,431	11,549	16

Other	576	171	237
Net revenues	34,943	29,996	16

ASSET & WEALTH MANAGEMENT
Management and other fees	10,425	9,486	10
Incentive fees	393	161	144
Private banking and lending	2,881	2,576	12
Equity investments	1,359	342	297
Debt investments	1,084	1,315	(18)
Net revenues	16,142	13,880	16

PLATFORM SOLUTIONS
Consumer platforms	2,147	2,072	4
Transaction banking and other	280	306	(8)
Net revenues	2,427	2,378	2

Total net revenues	$ 53,512	$ 46,254	16
Geographic Net Revenues (unaudited)[3] $ in millions

	YEAR ENDED

	DECEMBER 31, 2024	DECEMBER 31, 2023

Americas	$ 34,448	$ 29,335

EMEA	12,250	11,744

Asia	6,814	5,175
Total net revenues	$ 53,512	$ 46,254

Americas	64%	64%

EMEA	23%	25%

Asia	13%	11%
Total	100%	100%

Goldman Sachs Reports

Full Year and Fourth Quarter 2024 Earnings Results

The Goldman Sachs Group, Inc. and Subsidiaries

Segment Net Revenues (unaudited)

 $ in millions

	THREE MONTHS ENDED			% CHANGE FROM

	DECEMBER 31, 2024	SEPTEMBER 30, 2024	DECEMBER 31, 2023	SEPTEMBER 30, 2024	DECEMBER 31, 2023

GLOBAL BANKING & MARKETS
Advisory	$ 960	$ 875	$ 1,005	10%	(4) %
Equity underwriting	499	385	252	30	98
Debt underwriting	595	605	395	(2)	51
Investment banking fees	2,054	1,865	1,652	10	24

FICC intermediation	1,750	2,013	1,295	(13)	35
FICC financing	989	949	739	4	34
FICC	2,739	2,962	2,034	(8)	35

Equities intermediation	1,953	2,209	1,502	(12)	30
Equities financing	1,498	1,291	1,105	16	36
Equities	3,451	3,500	2,607	(1)	32

Other	235	227	61	4	285
Net revenues	8,479	8,554	6,354	(1)	33

ASSET & WEALTH MANAGEMENT
Management and other fees	2,818	2,619	2,445	8	15
Incentive fees	174	85	59	105	195
Private banking and lending	736	756	661	(3)	11
Equity investments	729	116	838	528	(13)
Debt investments	264	178	384	48	(31)
Net revenues	4,721	3,754	4,387	26	8

PLATFORM SOLUTIONS
Consumer platforms	597	333	504	79	18
Transaction banking and other	72	58	73	24	(1)
Net revenues	669	391	577	71	16

Total net revenues	$ 13,869	$ 12,699	$ 11,318	9	23
Geographic Net Revenues (unaudited)[3]
$ in millions

	THREE MONTHS ENDED

	DECEMBER 31, 2024	SEPTEMBER 30, 2024	DECEMBER 31, 2023
Americas	$ 9,097	$ 8,045	$ 7,770
EMEA	2,773	3,076	2,481
Asia	1,999	1,578	1,067
Total net revenues	$ 13,869	$ 12,699	$ 11,318

Americas	66%	63%	69%
EMEA	20%	24%	22%
Asia	14%	13%	9%
Total	100%	100%	100%

Goldman Sachs Reports

Full Year and Fourth Quarter 2024 Earnings Results

The Goldman Sachs Group, Inc. and Subsidiaries

Consolidated Statements of Earnings (unaudited)4

In millions, except per share amounts

	YEAR ENDED		% CHANGE FROM

	DECEMBER 31, 2024	DECEMBER 31, 2023	DECEMBER 31, 2023
REVENUES
Investment banking	$ 7,738	$ 6,218	24%
Investment management	10,596	9,532	11
Commissions and fees	4,086	3,789	8
Market making	18,390	18,238	1
Other principal transactions	4,646	2,126	119
Total non-interest revenues	45,456	39,903	14

Interest income	81,397	68,515	19
Interest expense	73,341	62,164	18
Net interest income	8,056	6,351	27

Total net revenues	53,512	46,254	16

Provision for credit losses	1,348	1,028	31

OPERATING EXPENSES
Compensation and benefits	16,706	15,499	8
Transaction based	6,724	5,698	18
Market development	646	629	3
Communications and technology	1,991	1,919	4
Depreciation and amortization	2,392	4,856	(51)
Occupancy	973	1,053	(8)
Professional fees	1,652	1,623	2
Other expenses	2,683	3,210	(16)
Total operating expenses	33,767	34,487	(2)

Pre-tax earnings	18,397	10,739	71
Provision for taxes	4,121	2,223	85
Net earnings	14,276	8,516	68
Preferred stock dividends	751	609	23
Net earnings applicable to common shareholders	$ 13,525	$ 7,907	71

EARNINGS PER COMMON SHARE
Basic[3]	$ 41.07	$ 23.05	78%
Diluted	$ 40.54	$ 22.87	77

AVERAGE COMMON SHARES
Basic	328.1	340.8	(4)
Diluted	333.6	345.8	(4)

Goldman Sachs Reports

Full Year and Fourth Quarter 2024 Earnings Results

The Goldman Sachs Group, Inc. and Subsidiaries

Consolidated Statements of Earnings (unaudited)4

In millions, except per share amounts and headcount

	THREE MONTHS ENDED			% CHANGE FROM

	DECEMBER 31, 2024	SEPTEMBER 30, 2024	DECEMBER 31, 2023	SEPTEMBER 30, 2024	DECEMBER 31, 2023
REVENUES
Investment banking	$ 2,056	$ 1,864	$ 1,653	10%	24%
Investment management	2,923	2,649	2,478	10	18
Commissions and fees	1,085	873	925	24	17
Market making	3,833	4,127	3,496	(7)	10
Other principal transactions	1,627	839	1,427	94	14
Total non-interest revenues	11,524	10,352	9,979	11	15

Interest income	19,954	21,448	18,484	(7)	8
Interest expense	17,609	19,101	17,145	(8)	3
Net interest income	2,345	2,347	1,339	–	75

Total net revenues	13,869	12,699	11,318	9	23

Provision for credit losses	351	397	577	(12)	(39)

OPERATING EXPENSES
Compensation and benefits	3,759	4,122	3,602	(9)	4
Transaction based	1,872	1,701	1,456	10	29
Market development	181	159	175	14	3
Communications and technology	523	498	503	5	4
Depreciation and amortization	498	621	780	(20)	(36)
Occupancy	240	242	268	(1)	(10)
Professional fees	475	400	471	19	1
Other expenses	713	572	1,232	25	(42)
Total operating expenses	8,261	8,315	8,487	(1)	(3)

Pre-tax earnings	5,257	3,987	2,254	32	133
Provision for taxes	1,146	997	246	15	366
Net earnings	4,111	2,990	2,008	37	105
Preferred stock dividends	188	210	141	(10)	33
Net earnings applicable to common shareholders	$ 3,923	$ 2,780	$ 1,867	41	110

EARNINGS PER COMMON SHARE
Basic[3]	$ 12.13	$ 8.52	$ 5.52	42%	120%
Diluted	$ 11.95	$ 8.40	$ 5.48	42	118
AVERAGE COMMON SHARES
Basic	322.4	324.8	335.7	(1)	(4)
Diluted	328.4	330.8	340.9	(1)	(4)

SELECTED DATA AT PERIOD-END
Common shareholders’ equity	$ 108,743	$ 107,947	$ 105,702	1	3
Basic shares[3]	322.9	324.2	337.1	–	(4)
Book value per common share	$ 336.77	$ 332.96	$ 313.56	1	7

Headcount	46,500	46,400	45,300	–	3

Goldman Sachs Reports

Full Year and Fourth Quarter 2024 Earnings Results

The Goldman Sachs Group, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets (unaudited)3

$ in billions

	AS OF

	DECEMBER 31, 2024	SEPTEMBER 30, 2024	DECEMBER 31, 2023
ASSETS
Cash and cash equivalents	$ 182	$ 155	$ 242
Collateralized agreements	369	417	423
Customer and other receivables	134	145	132
Trading assets	571	601	478
Investments	185	183	147
Loans	196	192	183
Other assets	34	35	37
Total assets	$ 1,671	$ 1,728	$ 1,642

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits	$ 433	$ 445	$ 428
Collateralized financings	353	347	324
Customer and other payables	223	251	231
Trading liabilities	203	215	200
Unsecured short-term borrowings	70	76	76
Unsecured long-term borrowings	243	250	242
Other liabilities	24	23	24
Total liabilities	1,549	1,607	1,525
Shareholders’ equity	122	121	117
Total liabilities and shareholders’ equity	$ 1,671	$ 1,728	$ 1,642
Capital Ratios and Supplementary Leverage Ratio (unaudited)[3] $ in billions

	AS OF

	DECEMBER 31, 2024	SEPTEMBER 30, 2024	DECEMBER 31, 2023
Common equity tier 1 capital	$ 103.0	$ 102.3	$ 99.4

STANDARDIZED CAPITAL RULES
Risk-weighted assets	$ 686	$ 698	$ 693
Common equity tier 1 capital ratio	15.0%	14.6%	14.4%

ADVANCED CAPITAL RULES
Risk-weighted assets	$ 671	$ 658	$ 665
Common equity tier 1 capital ratio	15.4%	15.5%	14.9%

SUPPLEMENTARY LEVERAGE RATIO
Supplementary leverage ratio	5.5%	5.5%	5.5%
Average Daily VaR (unaudited)[3] $ in millions

	THREE MONTHS ENDED			YEAR ENDED

	DECEMBER 31, 2024	SEPTEMBER 30, 2024	DECEMBER 31, 2023	DECEMBER 31, 2024	DECEMBER 31, 2023
RISK CATEGORIES
Interest rates	$ 83	$ 75	$ 87	$ 81	$ 96
Equity prices	49	39	29	37	29
Currency rates	31	26	18	26	24
Commodity prices	19	20	19	19	19
Diversification effect	(86)	(68)	(62)	(71)	(69)
Total	$ 96	$ 92	$ 91	$ 92	$ 99

Goldman Sachs Reports

Full Year and Fourth Quarter 2024 Earnings Results

The Goldman Sachs Group, Inc. and Subsidiaries

Assets Under Supervision (unaudited)3

$ in billions

	AS OF

	DECEMBER 31, 2024	SEPTEMBER 30, 2024	DECEMBER 31, 2023
ASSET CLASS
Alternative investments	$ 336	$ 328	$ 295
Equity	772	780	658
Fixed income	1,184	1,220	1,122
Total long-term AUS	2,292	2,328	2,075
Liquidity products	845	775	737
Total AUS	$ 3,137	$ 3,103	$ 2,812

	THREE MONTHS ENDED			YEAR ENDED

	DECEMBER 31, 2024	SEPTEMBER 30, 2024	DECEMBER 31, 2023	DECEMBER 31, 2024	DECEMBER 31, 2023
Beginning balance	$ 3,103	$ 2,934	$ 2,680	$ 2,812	$ 2,547
Net inflows / (outflows):
Alternative investments	11	9	23	38	25
Equity	4	4	2	15	(3)
Fixed income	7	16	26	53	52
Total long-term AUS net inflows / (outflows)	22	29	51	106	74
Liquidity products	70	37	(37)	108	27
Total AUS net inflows / (outflows)	92	66	14	214	101
Acquisitions / (dispositions)	–	–	(23)	–	(23)
Net market appreciation / (depreciation)	(58)	103	141	111	187
Ending balance	$ 3,137	$ 3,103	$ 2,812	$ 3,137	$ 2,812

Goldman Sachs Reports

Full Year and Fourth Quarter 2024 Earnings Results

Footnotes

1.

ROE is calculated by dividing net earnings (or annualized net earnings for annualized ROE) applicable to common shareholders by average monthly common shareholders’ equity. ROTE is calculated by dividing net earnings (or annualized net earnings for annualized ROTE) applicable to common shareholders by average monthly tangible common shareholders’ equity (tangible common shareholders’ equity is calculated as total shareholders’ equity less preferred stock, goodwill and identifiable intangible assets). Management believes that ROTE is meaningful because it measures the performance of businesses consistently, whether they were acquired or developed internally, and that tangible common shareholders’ equity is meaningful because it is a measure that the firm and investors use to assess capital adequacy. ROTE and tangible common shareholders’ equity are non-GAAP measures and may not be comparable to similar non-GAAP measures used by other companies.

The table below presents a reconciliation of average common shareholders’ equity to average tangible common shareholders’ equity:

	AVERAGE FOR THE

Unaudited, $ in millions	YEAR ENDED DECEMBER 31, 2024	THREE MONTHS ENDED DECEMBER 31, 2024
Total shareholders’ equity	$ 119,204	$ 121,083
Preferred stock	(12,430)	(13,253)
Common shareholders’ equity	106,774	107,830
Goodwill	(5,895)	(5,880)
Identifiable intangible assets	(1,003)	(886)
Tangible common shareholders’ equity	$ 99,876	$ 101,064

2.	Dealogic – January 1, 2024 through December 31, 2024.

3.

For information about the following items, see the referenced sections in Part I, Item 2 “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the firm’s Quarterly Report on Form 10-Q for the period ended September 30, 2024: (i) Investment banking fees backlog – see “Results of Operations – Global Banking & Markets,” (ii) assets under supervision – see “Results of Operations – Asset & Wealth Management – Assets Under Supervision,” (iii) efficiency ratio – see “Results of Operations – Operating Expenses,” (iv) share repurchase program – see “Capital Management and Regulatory Capital – Capital Management,” (v) global core liquid assets – see “Risk Management – Liquidity Risk Management,” (vi) basic shares – see “Balance Sheet and Funding Sources – Balance Sheet Analysis and Metrics” and (vii) VaR – see “Risk Management – Market Risk Management.”

For information about the following items, see the referenced sections in Part I, Item 1 “Financial Statements (Unaudited)” in the firm’s Quarterly Report on Form 10-Q for the period ended September 30, 2024: (i) risk-based capital ratios and the supplementary leverage ratio – see Note 20 “Regulation and Capital Adequacy,” (ii) geographic net revenues – see Note 25 “Business Segments” and (iii) unvested share-based awards that have non-forfeitable rights to dividends or dividend equivalents in calculating basic EPS – see Note 21 “Earnings Per Common Share.”

Represents a preliminary estimate for the fourth quarter of 2024 for the firm’s assets under supervision, capital ratios, risk-weighted assets, supplementary leverage ratio, balance sheet data, global core liquid assets and VaR. These may be revised in the firm’s Annual Report on Form 10-K for the year ended December 31, 2024.

4.

Beginning in the fourth quarter of 2024, revenues relating to certain short-term foreign currency swaps used in connection with the firm’s funding strategy are classified within non-interest revenues to better align with the classification for similar foreign currency derivatives. Previously, such revenues were included within net interest income ($234 million for the first quarter of 2024, $252 million for the second quarter of 2024 and $276 million for the third quarter of 2024). This change has no impact to total net revenues of the firm. Amounts previously reported for the first, second and third quarters of 2024 have been conformed to the current presentation. Revenues related to such swaps were not material for 2023, and therefore no adjustments have been made to prior year amounts.

Net interest income for the fourth quarter of 2024 included $869 million in Global Banking & Markets, $713 million in Asset & Wealth Management and $763 million in Platform Solutions, and for 2024 included $2.41 billion in Global Banking & Markets, $2.80 billion in Asset & Wealth Management and $2.86 billion in Platform Solutions.